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                                                                   EXHIBIT 10.47

                                                     E x e c u t i o n   C o p y

                                                          As of February 1, 1996



Mr. Ira Yellin
The Yellin Company
304 South Broadway
Suite 201
Los Angeles, CA 90013

Dear Ira:

     This letter will confirm our understanding with respect to certain benefits to be provided to you by Catellus Development Corporation ("Catellus") pursuant to that certain Employment Agreement between Catellus and you dated as of February 1, 1996 (the "Employment Agreement"). Capitalized terms used herein but not defined shall be used as defined in the Employment Agreement.

     Section 1.9 of the Employment Agreement provides that the Company will assume the payment of insurance premiums on your existing life insurance policy. The current premium on such existing policy is $7,287.76 per year, which premium may, pursuant to the terms of such existing policy, increase over time. Section
1.9 also provides that the Company will assume the payment of insurance premiums on your existing disability policy unless comparable insurance may be obtained under the Company's group disability insurance policy for a lower annual premium. The current premium on that policy is $7,100 per year.

     Section 1.10 of the Employment Agreement provides that you will be entitled to monthly reimbursement for certain business expenses, including an automobile allowance comparable to that received by other senior executives. Catellus agrees that in the event the auto allowance given other senior executives is not $900 per month, Catellus will enter into an amendment to the Employment Agreement to provide for an auto allowance of $900 per month or increase your Base Salary in the amount of the difference between $900 per month and your auto allowance.

     In addition, Catellus and you agree that during the term of the Employment Agreement Catellus will reimburse you for the annual fees, parking and related expenses for a season box at the Hollywood Bowl, provided such box is made
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available to other employees of Catellus for business-related purposes.
Catellus agrees that you will continue to own the rights to the box and will be responsible for allocating the use of the box.

                                    Very truly yours,

                                    CATELLUS DEVELOPMENT CORPORATION


                                    By: /s/ Nelson C. Rising
                                       -----------------------------
                                    Title:
                                          --------------------------

ACKNOWLEDGED AND AGREED TO:

/s/ Ira Yellin

Ira Yellin